UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 18, 2024

CUMULUS MEDIA INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38108	82-5134717
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
780 Johnson Ferry Road NE, Suite 500, Atlanta, GA		30342
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (404) 949-0700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock	CMLS	Nasdaq Global Market
Class A common stock purchase rights	N/A	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company       ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 – Entry into a Material Definitive Agreement.

On April 18, 2024, Cumulus Media Inc. (the “Company”) announced that its wholly-owned subsidiary, Cumulus Media New Holdings Inc. (the “Issuer”), entered into a Transaction Support Agreement (the “Transaction Support Agreement”) with a certain group of the Issuer’s Old Term Loan (as defined therein) lenders and holders of Old Notes (as defined below) (such Old Term Loan lenders and Old Notes holders, together, the “Ad-Hoc Group”), pursuant to which, among other things and subject to terms and conditions set forth herein:

•	the parties have agreed that members of the Ad-Hoc Group will tender their Old Notes and Old Term Loans in exchange for New Notes (as defined below) and New Term Loans (as defined therein) pursuant to the terms of the Notes Exchange Offer (as defined below) and Term Loan Exchange Offer (as defined therein), respectively; and

•	the Issuer agreed to provide a 1% paid-in-kind fee to the Ad-Hoc Group, subject to the terms and conditions of the Transaction Support Agreement; and

The Transaction Support Agreement contains certain covenants on the part of each of the parties thereto, including covenants that the Ad-Hoc Group support the exchanges, otherwise use good faith when negotiating the forms of the definitive documents that will govern the exchanges, and support and cooperate with the Company and one another in consummating the exchanges.

The Transaction Support Agreement also contains certain customary representations, warranties and other agreements by the parties thereto.

The foregoing description of the Transaction Support Agreement is not complete and is qualified in its entirety by reference to the Transaction Support Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Item 8.01 - Other Events.

On April 18, 2024, the Company issued a press release (the “Press Release”) announcing that the Issuer has amended its previously announced offer to exchange (as so amended, the “Notes Exchange Offer”) any and all of the Issuer’s outstanding 6.750% Senior Secured First-Lien Notes due 2026 (the “Old Notes”) for new 8.000% Senior Secured First-Lien Notes due 2029 (“New Notes”) to be issued by the Issuer, upon the terms of and subject to the conditions set forth in the confidential offering memorandum and consent solicitation date February 27, 2024, as amended by Supplement No. 1, dated April 18, 2024. Holders who validly tender their Old Notes prior to the Amended Expiration Time (as defined below) will be eligible to receive $940 principal amount of New Notes, per $1,000 principal amount of Old Notes tendered. The Issuer will pay accrued and unpaid interest to, but excluding, the settlement date, which is as soon as practicable after the Amended Expiration Time in cash, to holders of Old Notes accepted for exchange pursuant to the Notes Exchange Offer.

In addition, the Issuer announced that it is extending the previously announced Newly Extended Expiration Time, which was 5:00 p.m., New York City Time, on April 18, 2024, to midnight, New York City Time, on May 1, 2024 (the “Amended Expiration Time”). The Issuer is also extending the previously announced deadline to validly withdraw tenders of the Old Notes, which was 5:00 p.m., New York City Time, on March 11, 2024, to 5:00 p.m., New York City Time, on April 22, 2024. The Amended Expiration Time is subject to earlier termination, withdrawal or extension by the Issuer in its sole and absolute discretion. The Notes Exchange Offer will expire at the Amended Expiration Time, unless extended or terminated.

A copy of the Press Release is included as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

The New Notes have not been and will not be registered under the Securities Act of 1933 (the “Securities Act”) or the securities laws of any state, and may not be offered or sold in the United States absent registration or an exemption from the registration requirements of the Securities Act and applicable state securities laws. Neither this Current Report on Form 8-K nor the press release attached hereto as Exhibit 99.1 constitutes an offer to sell or the solicitation of an offer to buy the New Notes, nor shall there be any sale of the New Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Item 9.01 – Financial Statements and Exhibits.

Exhibit Number	Description

10.1	Transaction Support Agreement, dated as of April 18, 2024, by and among Cumulus Media Inc., Cumulus Media New Holdings Inc. and the Ad-Hoc Group
99.1	Press release, dated April 18, 2024, related to the Amendment and Extension of Withdrawal Deadline and Expiration Time for Exchange Offer and Consent Solicitation
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CUMULUS MEDIA INC.

By:	/s/ Francisco J. Lopez-Balboa
Name:	Francisco J. Lopez-Balboa
Title:	Executive Vice President, Chief Financial Officer

Date: April 19, 2024